Exhibit 21.0

Subsidiaries of Registrant

FlexShopper, LLC incorporated as a limited liability company in Delaware in June 2013.

Anchor Funding Services, LLC is a limited liability company formed originally in South Carolina in January 2003 and later reincorporated in North Carolina in August 2005. The operations of Anchor are shown as discontinued operations.

FlexShopper 1, LLC and FlexShopper 2, LLC are wholly-owned subsidiaries formed under the laws of the State of Delaware in the first quarter of 2015.